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EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions "Selected Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Best Buy Co., Inc. for the registration of $492,400,000 of convertible debentures due June 27, 2021 convertible into common stock and to the incorporation by reference therein of our report dated April 2, 2001 with respect to the consolidated financial statements of Best Buy Co., Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 3, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota September 21, 2001

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  EXHIBIT 23.1